Adera Mines Limited
August 1, 2006
Mr. Sidney L. Anderson
2339 South Delaware Place
Tulsa, Oklahoma

Dear Sid,

On behalf of Adera Mines, Limited (the “Company”), I am pleased you have agreed to serve on the Company’s Board of Directors and to assume the position of Chairman of the Board. This letter (the “Agreement”) sets forth the terms that the Company is offering to you for such service and services as a consultant to the Company.

1. APPOINTMENT TO THE BOARD OF DIRECTORS.

1.1 Title, Term and Responsibilities. Subject to terms set forth herein you will serve as a Director on the Company’s Board of Directors (the “Board”) and you will assume and fulfill the role of Chairman of the Board (“Chairman”), and you hereby accept such appointments on the date you sign this Agreement (the “Effective Date”). You will serve as a Director and Chairman from the Effective Date until you voluntarily resign, are removed from the Board or are not reelected (the “Term”). Your rights, duties and obligations as a Director and Chairman shall be governed by the Company’s Articles of Incorporation and By-Laws, each as amended from to time (collectively, the “Governing Documents”), except that where the Governing Documents conflict with this Agreement, this Agreement shall control.

1.2 Mandatory Board Meeting Attendance. As a Director and Chairman, you agree to use all reasonable efforts to attend each meeting of the Board and no fewer than seventy-five percent (75%) of these meetings. You may attend the Board meetings by telephone or teleconference. You will be responsible to supervise, convene and cause minutes to be recorded at any meeting you initiate or attend.

1.3 Independent Contractor. Under this Agreement, your relationship with the Company will be that of an independent contractor. You are not an employee of the Company and are not eligible to participate in the Company’s employee benefit and compensation plans.

2. COMPENSATION AND BENEFITS.

2.1 Retainer for Board Service and Consulting. The Company will pay you a retainer for each month you serve on the Board (the “Retainer”) to be paid in monthly installments of Eight Thousand Dollars ($8,000), payable subject to your attendance at the Board meetings as required by paragraph 1.2 above and your performance as a consultant, as required by paragraph 6.1 below. The Company’s obligation to pay the Retainer will cease upon the termination of the Term, except as set forth in paragraph 6.2 below. The Retainer will compensate you for all services you provide to the Company as a Director and consultant, including services that you render as a member of any of the Board’s committees, including the Audit Committee.

2.2 Stock Grant; Options. Upon execution of this Agreement, the Company will grant and deliver to you Two Million (2,000,000) shares of the Company’s common stock which grant shall be fully vested and not subject to forfeiture. Subject to the approval of the Board, the Company will grant you an option to purchase Two Million (2,000,000) shares of the Company’s common stock, at a price per share of $0.30, which grant shall be fully vested and not subject to forfeiture. Following Board approval of our 2006 Equity Incentive Plan (the “Plan”) (which is anticipated by August 30, 2006), your option grant shall be from the Company’s Plan and shall be subject to the terms thereof.

2.3 Business Expense Reimbursement. The Company will reimburse you for all reasonable travel, entertainment or other expenses incurred by you in connection with your services hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive an unaccountable expense allowance of $205,000 for your expenses incurred on behalf of the Company prior to execution of this Agreement.

2.4 Indemnification. You will receive indemnification as a Director of the Company to the maximum extent extended to directors and certain executives of the Company generally, as provided by the Governing Documents.

2.5 Tax Indemnification. You acknowledge that the Company will not be responsible for the payment of any federal or state taxes that might be assessed with respect to the Retainer and the options and you agree to be responsible for all such taxes.

3. PROPRIETARY INFORMATION OBLIGATIONS.

3.1 Proprietary Information. You agree that during the Term and thereafter that you will take all steps reasonably necessary to hold all information of the Company, which a reasonable person would believe to be confidential or proprietary information, in trust and confidence, and not disclose any such confidential or proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

3.2 Third Party Information. The Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold such Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or to use, except in connection with your services for the Company under this Agreement, Third Party Information unless expressly authorized in writing by the Company.

3.3 Return of Company Property. Upon the end of the Term or upon the Company’s earlier request, you agree to deliver to the Company any and all notes, materials and documents, together with any copies thereof, which contain or disclose any confidential or proprietary information or Third Party Information.

4. OUTSIDE ACTIVITIES.

4.1 Investments and Interests. Except as permitted by Sections 4.2, you agree not to participate in, directly or indirectly, any position or investment known by you to be materially adverse to the Company.

4.2 Activities. Except with the prior written consent of the Board, you will not during your tenure as a member of the Company’s Board undertake or engage in any other directorship, employment or business enterprise in direct competition with the Company, other than ones in which you are a passive investor or other activities in which you were a participant prior to your appointment to the Board as disclosed to the Company.

4.3 Other Agreements. You agree that you will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement between you and any third party except in accordance with such agreement.

5. TERMINATION OF DIRECTORSHIP.

5.1 Voluntary Resignation, Removal Pursuant to Bylaws and Stockholder Action. You may resign from the Board at any time with or without advance notice, with or without reason. You may be removed from the Board at any time, for any reason, in any manner provided by the Governing Documents and applicable law. You also may be removed from the Board at any time, by an affirmative vote of a majority of the stockholders of the Company.

5.2 Failure to Nominate for Election. Your appointment as a Director does not require the Board or the nominating committee (if a nominating committee is formed) to nominate you to stand for re-election as a Director. Whether you will be nominated to stand for re-election will be determined by the Board or the nominating committee prior to any meeting or execution of a written consent of the Company’s stockholders at which directors are to be elected.

6. CONSULTING SERVICES

6.1 Consulting Activities. In addition to your services as a Director and Chairman, you agree to provide certain consulting services to the Company, including advice on strategic acquisitions, operations, growth opportunities, finance, capital markets activities and similar matters as the Board or management may request from time to time. Compensation for the consulting services is covered by the Retainer amount described under paragraph 2.1 above, as well as the stock grant and option grants under paragraph 2.2 above.

6.2  Consulting Activities if Not Director. Notwithstanding any provision to the contrary, if for any reason your service as a Director shall cease (other than due to your death, disability or incapacity) your services as a consultant to the Company shall continue and payment of your Retainer shall continue until the second anniversary of the Effective Date of this Agreement.

6.3 Additional Compensation for Acquisition Consulting. In addition to the Retainer amount described in paragraph 2.1 above, and the stock grant and option grants under paragraph 2.2 above, you shall receive compensation for consulting in connection with any acquisition completed by the Company in which you provided significant assistance (regardless of whether the form of acquisition is stock, assets, merger or reorganization). Your compensation shall be two and one-half percent (2.5%) of total consideration paid by the Company in the acquisition at closing. Such compensation shall be payable by the Company in cash or in restricted common stock at the Company’s election, 60 days after closing if consideration was paid at closing or later if such consideration is to be paid after closing. In addition, you shall receive an additional fee for your acquisition consulting in connection with the acquisition of Chatsworth Development Corporation which shall be the issuance to you of 2,000,000 shares of our common stock.

7. GENERAL PROVISIONS.

7.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable such provision will be reformed, construed and enforced to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

7.2 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to your service as a Director, Chairman and consultant and supersedes any prior agreement, promise, representation or statement written between you and the Company with regard to this subject matter.

7.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your rights or duties hereunder without the written consent of the Company.

7.4 Governing Law. This Agreement will be governed by the law of the State of California as applied to contracts made and performed entirely within California.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement below.

Sincerely,

Adera Mines Limited

By:__________________
J. Stewart Asbury III
Chief Executive Officer

ACCEPTED AND AGREED:

__________________
Sidney L. Anderson
Date: August__, 2006